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                                                        Exhibit F

      25 Research Drive, Westborough, Massachusetts 01582
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                                   December 12, 1996



Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC 20549

     RE:  File No. 70-8921

Dear Commissioners:

     New England Electric System (NEES) and NEES Energy, Inc.
(NEES Energy) have filed a Statement on Form U-1 with your Commission dated September 18, 1996, and Amendments thereto,(the Statement) requesting, among other things, authorization for NEES Energy to invest, from time to time, not exceeding $50 million in, and be a voting member of, AllEnergy Marketing Company, L. L. C., a limited liability corporation formed under the laws of The Commonwealth of Massachusetts to engage in the marketing of energy and related services and products as outlined in the Statement. NEES Energy proposes to own not exceeding a fifty percent (50%) voting interest in AllEnergy LLC.

     The Statement also requests authorization for NEES to provide initial financing for NEES Energy's investment in AllEnergy LLC by making capital contributions and/or loans to NEES Energy from time to time through December 31, 2001, provided that such NEES financing shall not be in excess of $50 million in the aggregate outstanding at any one time.

     It is my opinion that NEES, a voluntary association duly created in The Commonwealth of Massachusetts under an Agreement and Declaration of Trust dated as of January 2, 1926, as amended, and NEES Energy, a Massachusetts corporation, have all approvals necessary for the transactions contemplated in the Statement. No approval of any state or federal commission is necessary to take these actions other than the Securities and Exchange Commission.

     Based upon the foregoing and subject to appropriate action by the Securities and Exchange Commission under the Act, it is my opinion that, in the event the proposed transactions are consummated in accordance with the Statement:

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     (a)  All state laws applicable to the proposed transactions will have been complied with;


     (b) AllEnergy LLC will be validly organized and duly existing;

     (c) When issued and sold as described in the Statement, any securities of AllEnergy LLC issued and sold in accordance with the Commission's authorization of the transactions contemplated by the Statement, will be validly issued, fully paid, and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the corporate documents defining such rights and privileges;

     (d) When acquired as described in the Statement, NEES Energy will legally acquire any securities issued and sold by AllEnergy LLC in accordance with the Commission's authorization of the transactions contemplated by the Statement;

     (e) The consummation of the proposed transactions as described in the Statement will not violate the legal rights of any holder of securities issued by NEES or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the statement on Form U-1, as amended, filed with the Securities and Exchange Commission with reference to the proposed transactions.

                                   Very truly yours,

                                   s/Kirk L. Ramsauer

                                   Kirk L. Ramsauer
                                   Associate General Counsel